Exhibit 23.1

Consent of Keiter, Stephens, Hurst, Gary & Shreaves, P.C.
Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated June 25, 2008 on the statements of net assets available for benefits of the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2007, and the related supplemental schedule as of December 31, 2007, in this Form 11-K.  We also consent to the incorporation by reference in the LandAmerica Financial Group, Inc. Registration Statement (Form S-8 No. 333-89955) of our report dated June 25,  2008.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Glen Allen, Virginia
June 26, 2008